Exhibit 99.1

Safety Shot, Inc. Developing Next-Generation Nootropic and Sleep Solutions by leveraging Core ‘Feel Better Fast’ Expertise

Company to Expand Patented Wellness Approach into High-Growth Cognitive and Restorative Sleep Markets, Emphasizing Scientific Rigor and Unique Formulations

SCOTTSDALE, AZ – June 3, 2025 – Safety Shot, Inc. (Nasdaq: SHOT) (“Safety Shot” or the “Company”), a wellness and dietary supplement company known for Sure Shot™, its patented product that rapidly lowers blood alcohol content by supporting its metabolism, today announced the initiation of research and development (R&D) for innovative new product lines. These forthcoming offerings will target the rapidly expanding market for nootropics – supplements designed to support cognitive function – and the growing demand for effective sleep and relaxation aids.

For those unfamiliar, nootropics, often referred to as “cognitive enhancers” or “smart drugs,” are substances formulated to support mental performance, including areas like focus, memory, creativity, and motivation. Safety Shot aims to bring its scientific acumen to this evolving space.

This strategic initiative significantly expands upon the scientific insights gained from developing Sure Shot™. While Sure Shot™ is primarily designed to support alcohol metabolism, it is also uniquely formulated to boost clarity, energy, and overall mood. The Company will adapt these foundational principles to create specialized products aimed at daily cognitive enhancement and restorative sleep, extending its “Feel Better Fast” promise. Safety Shot plans to release these new products in the coming months.

“Our mission at Safety Shot has always been to help people feel better and function at their best, leveraging science to create effective solutions,” said Jarrett Boon, CEO of Safety Shot. “Expanding into dedicated nootropic and sleep categories is a natural progression, allowing us to apply our core competencies to address broader consumer needs.”

David Sandler, Chief Operating Officer and Scientific Director of Safety Shot, elaborated on the Company’s development philosophy: “Safety Shot has an over-engineering thought process so that we know our products work, and we are dedicated to being the top performer of products in the marketplace. Our commitment is to efficacy and tangible results for our customers.”

The new R&D efforts will focus on:

●	Nootropics: Creating a stand-alone product specifically engineered to enhance focus, dial-in cognition, and support executive function, while also contributing to overall brain health for daily use.

●	Sleep Aids: Recognizing the critical role of sleep in daily productivity, mental clarity, and overall health, Safety Shot is developing an industry-leading sleep solution. Health authorities like the CDC recommend that adults aim for 7 or more hours of quality sleep per night, yet more than a third of American adults report getting less. The consequences of insufficient sleep are well-documented, with even short-term deprivation leading to impaired attention, decision-making, and reaction times. Chronic sleep loss can significantly impact memory, learning, and overall productivity. Safety Shot’s sleep aid, anticipated in tablet, drop, or powder form, will aim to improve sleep quality and duration. The goal is to help users achieve the deep, restorative sleep necessary to wake feeling genuinely refreshed, mentally sharp, and ready to perform optimally. According to Mr. Sandler, the formulation will feature a “unique twist by using ingredients not typically found in most sleep aid products,” aiming for enhanced efficacy.

Future Market Insights reports the Global Nootropics Supplements market is valued at approximately $6.5 billion and is projected to surpass $14.9 billion by 2034 (CAGR of 8.7%). In 2023, Allied Research reported a market value of $6.8 billion in sleep-related supplements, with an anticipated CAGR of 5.1%, reaching an annual revenue of $11.8 billion by 2034.

Mr. Boon added, “we are excited by the potential of these new products. Our R&D team is focused on leveraging advanced technologies to create solutions that offer distinct advantages. As leaders in rapid wellness improvement, Safety Shot is well-positioned to gain substantial market share.”

The development phase is currently underway, with prototypes expected later this year.

About Safety Shot, Inc.

Safety Shot Inc., a wellness and dietary supplement company, has developed Sure Shot, the first patented wellness product on Earth that lowers blood alcohol content by supporting its metabolism, while boosting clarity, energy, and overall mood. Sure Shot is available for purchase online at www.sureshot.com, www.walmart.com and Amazon. Safety Shot is introducing business-to-business sales of Sure Shot to distributors, retailers, restaurants, and bars throughout 2025.

Investor Relations

CoreIR

Phone: 516-222-2560

Email: investors@drinksafetyshot.com

Media Contact:

CORE IR

Jules Abraham

516 222 2560

julesa@coreir.com

Forward-Looking Statements

This press release contains forward-looking statements that are based on current expectations and involve a number of risks and uncertainties. These statements include, but are not limited to, statements regarding the development and release of new products, the potential market share Safety Shot, Inc. may gain, and the projected growth of the nootropics and sleep supplement markets. Actual results may differ materially from those indicated in such forward-looking statements as a result of various important factors, including the ability of the Company to successfully develop and commercialize new products, market acceptance of these products, competition in the marketplace, and other factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Safety Shot, undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.